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                                                                     Exhibit 5.1




                                 July __, 2001


CBRE Holding, Inc.
909 Montgomery Street, Suite 400
San Francisco, California 94113

Ladies and Gentlemen:

          We have acted as counsel to CBRE Holding, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of (i) an aggregate of 3,236,639 shares of Class A Common stock par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offerings described in the Registration Statement, the "Shares") consisting of: (a) 1,187,982 Shares being offered for direct ownership, (b) 889,819 Shares to be held in the 401(k) plan of CB Richard Ellis Services, Inc. ("CB Richard Ellis Services"), a Delaware corporation that is to be acquired by the Company in a series of transactions that are related to the offerings described in the Registration Statement (the "401(k) Plan") and (c) 1,158,838 Shares that may be issued in the future upon distributions to holders of stock fund units in the CB Richard Ellis Services deferred compensation plan, as amended on the date hereof and as such may be further amended in the connection with the transactions described above (the "Deferred Compensation Plan") and
(ii) an aggregate of 1,820,397 options to purchase Shares (the "Options"). To the extent that the offering of Shares to be held in the 401(k) Plan or that may be issued in the future upon distributions under the Deferred Stock Plan are not fully subscribed for,
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the number of Shares being offered for direct ownership will be increased by the number of Shares not subscribed for.

          The Options will be issued under Option Agreements (the "Option Agreements") between the Company and the grantees of the Options. Each party to an Option Agreement other than the Company is referred to hereinafter as a "Counterparty."

          We have examined the Registration Statement and a form of the share certificate for the Shares and a form of an Option Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, countersignature, issuance and delivery of any Options, each of the related Option Agreements will be the valid and legally binding obligation of each Counterparty thereto. We have assumed further that at the time of execution, countersignature, issuance and delivery of any Options , the related Option Agreements will have been duly authorized, executed and delivered by the Company.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

          1.   With respect to the Shares being offered for direct ownership,
     (a) when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares and (b) upon payment and delivery in accordance with the applicable definitive subscription agreements approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

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          2.   With respect to the Shares being offered that will be held in the
     401(k) Plan, (a) when the Board has taken all necessary corporate action to authorize and approve the issuance of the Shares and (b) upon payment by the 401(k) Plan to the Company of the consideration for the Shares and delivery of the Shares to the 401(k) Plan, the Shares will be validly issued, fully paid and nonassessable.

          3. With respect to the Shares that may be issued in the future upon distributions to holders of stock fund units in the Deferred Compensation Plan, (a) when the Board has taken all necessary corporate action to authorize and approve the issuance of the Shares and (b) upon payment by CB Richard Ellis Services to the Company of the consideration for the Shares and delivery of the Shares to holders of stock fund units in accordance with the Deferred Compensation Plan, the Shares will be validly issued, fully paid and nonassessable.

          4. With respect to the Options, (a) when the Board has taken all necessary corporate action to authorize and approve the execution and delivery of the Option Agreements, each in the form filed as an exhibit to the Registration Statement, and (b) upon the due execution, issuance and delivery of such Option Agreements in accordance with the provisions of the applicable Option Agreements, such Options will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          Our opinion set forth in paragraph 4 above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law and (3) an implied covenant of good faith and fair dealing.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), law of the State of New York and the Federal law of the United States.

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          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                           Very truly yours,




                                           SIMPSON THACHER & BARTLETT

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